Exhibit 99.1

Dyadic Announces Development and License Agreement to Commercialize Animal-Free Alternative Proteins Using DapibusTM

●	Dyadic to receive upfront payment of $0.6 million for product development and licensing its Dapibus™ platform, in addition to potential success fees, milestones, and royalties.

JUPITER, FL / September 19, 2023 Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein bioproduction and unmet needs for effective, affordable and accessible biopharmaceutical products and alternative proteins for human and animal health, today announced that it entered into a development and exclusive license agreement to commercialize certain non-animal dairy enzymes used in the production of food products using Dapibus™.

Dyadic’s proprietary Dapibus™ filamentous fungal based microbial protein production platform will be used to design, develop, and commercialize innovative animal-free dairy enzymes and related proteins and biomaterials. Under the agreement, Dyadic will receive an upfront payment of $0.6 million for product development and licensing its Dapibus™ platform, in addition to potential success fees, milestones, and royalties.

“Today’s announcement further demonstrates the growing interest and commercial potential of our Dapibus™ platform for use in developing and manufacturing alternative proteins for non-pharmaceutical applications. Alternative proteins are alternatives to animal proteins, which are obtained from a variety of sources and used to replace conventional animal-based proteins. The current addressable market exceeds $60 billion, which is expected to grow to over $190 billion by 2028,” said Joe Hazelton, Chief Business Officer of Dyadic.

Joe Hazelton continued, “We are very pleased with the progress our Dapibus™ platform continues to make in the non-animal alternative protein market in a short period of time, while our C1-cell protein production platform for animal and human biopharmaceuticals is also advancing at a rapid pace. This agreement furthers our market penetration into this rapidly growing dairy protein segment along with our recent announcement of success in producing animal-free casein proteins for the potential use in various dairy foodstuffs, such as vegan cheese, yogurt, and milk products.”

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable, and accessible biopharmaceutical products and alternative proteins for human and animal health.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead technology, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the Dapibus™ filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead asset DYAI-100 COVID-19 vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit https://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as interest in and success of our protein production platforms, the success of our research projects and third-party collaborations, as well as the availability of necessary funding. All statements other than statements of historical fact are forward‑looking. Forward-looking statements generally can be identified by use of the words “expect,” “will,” “potential,” “progress”, “advance”, or “continue” and other similar terms or variations of them or similar terminology. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.
Ping W. Rawson
Chief Financial Officer
Phone: (561) 743-8333
Email: ir@dyadic.com